Exhibit 99.1

April 30, 2015
Earnings Report
March 31, 2015

Dear Shareholders:

We are pleased to announce continued balance sheet growth for Kentucky Bancshares, Inc. for the period ending March 31, 2015. Total assets were $856.5 million as of March 31, 2015 compared to $782.7 million as of March 31, 2014 reflecting growth of 9.4%. Year to date net income was $1.52 million for the period ended March 31, 2015 compared to $1.77 million for the period ending March 31, 2014.

The overall increase in total assets was driven by a 13.6% increase in total loans, which was funded by a 5.2% increase in deposits and a 49.1% increase in other borrowed funds. Similar to prior years, borrowings increased in an effort to strategically lock in longer term funding at fixed rates for anticipated growth, and to minimize rate sensitivity in anticipation of an increasing rate environment.

Year to date diluted earnings per share was $0.56 for the period ending March 31, 2015 compared to $0.66 for the same period last year. The change from prior year is largely attributable to higher loan loss provision and higher non-interest expense, partially offset by higher net interest income and lower tax expense. While our credit quality of loans is good and our performance ratios in this area are stronger than our peer group comparisons, management's calculations support an increase to our provision primarily because of our significant loan growth. Non-interest expense increased due, in part, to merger related expenses associated with the previously announced acquisition of Madison Financial Corporation. This acquisition is still expected to close, subject to applicable regulatory approval, in mid-summer. Net interest income is higher due to our loan and investment growth. Tax expense is lower due to purchased tax credits, lower income, and increased exemptions associated with our captive insurance subsidiary.

The first quarter of 2015 was a busy and productive one for us. In addition to the loan and deposit growth in the first quarter, we continue to see expanded adoption of our electronic services, including our mobile banking app with mobile deposit functionality, as well as our Pay-Other-People (POP) service. In addition, we expanded our service offering by rolling out a new app for realtors. KY Bank Agent can be found in the app store and at www.kybankagent.com and is real estate's #1 net sheet and closing costs app. This technology will be available to realtors in each of our markets and is a great tool in assisting their customers, and another example of our commitment to partnering with local professionals in our communities.

Our view should always be a long term one and we will continue to consider opportunities for further franchise expansion, which advances our growth objectives while maintaining our ability to provide Premier Customer Service. We will continue to do everything possible to accomplish what is in the long term best interest of our shareholders, customers, and employees.

As always, we appreciate your support.


/s/Louis Prichard
Louis Prichard
President, CEO

Additional Information for Shareholders because of Possible Business
Combination

This communication does not constitute a solicitation of any vote or approval or offer to sell securities. Kentucky Bancshares has filed a registration statement on Form S-4 with the SEC to register the Company's shares that will be issued to Madison Financial Corporation's shareholders in connection with the transaction. The registration statement includes a proxy statement of Madison and a prospectus of the Company and will be mailed to each of Madison's shareholders when it is complete and the registration statement on Form S-4 becomes effective. WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS AVAILABLE (AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION OR INCORPORATED BY REFERENCE INTO THE PROXY STATEMENT/PROSPECTUS) BECAUSE SUCH DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION REGARDING THE PROPOSED SHARE EXCHANGE AND MERGER. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC on the SEC's website at http://www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by the Company at the Company's website at http://www.kybank.com (which website is not incorporated herein by reference) or by directing a request to Greg Dawson, PO Box 157, 339 Main Street, Paris, Kentucky 40362.








                                         UNAUDITED

CONSOLIDATED BALANCE SHEET
                                                                                Percentage
                                                 3/31/2015       3/31/2014        Change
Assets
  Cash & Due From Banks                        $  14,844,254   $  21,207,735      -30.0%
  Interest Bearing Time Deposits                   1,280,000         300,000      326.7
  Securities                                     249,476,182     236,364,198        5.5
  Trading Assets                                   5,409,338       5,108,033        5.9
  Loans Held for Sale                                940,130         149,400      529.3
  Loans                                          538,643,924     474,011,586       13.6
  Reserve for Loan Losses                          5,920,387       5,616,396        5.4
    Net Loans                                    532,723,537     468,395,190       13.7
  Federal Funds Sold                                 222,000         369,000      -39.8
  Other Assets                                    51,625,357      50,760,340        1.7
     Total Assets                              $ 856,520,798   $ 782,653,896        9.4%

Liabilities & Stockholders' Equity
  Deposits
    Demand                                     $ 185,424,220   $ 165,674,861       11.9%
    Savings & Interest Checking                  288,738,274     274,437,415        5.2
    Certificates of Deposit                      186,651,741     187,891,783       -0.7
      Total Deposits                             660,814,235     628,004,059        5.2
  Repurchase Agreements                           12,120,882      11,401,569        6.3
  Other Borrowed Funds                            96,314,689      64,597,235       49.1
  Other Liabilities                                7,561,705       6,700,659       12.9
    Total Liabilities                            776,811,511     710,703,522        9.3
  Stockholders' Equity                            79,709,287      71,950,374       10.8
    Total Liabilities & Stockholders' Equity   $ 856,520,798   $ 782,653,896        9.4%

CONSOLIDATED INCOME STATEMENT

                                                             Three Months Ending
                                                                                Percentage
                                                  3/31/2015       3/31/2014       Change
Interest Income                                  $ 7,731,342     $ 7,282,534        6.2%
Interest Expense                                     968,098         933,174        3.7
  Net Interest Income                              6,763,244       6,349,360        6.5
Loan Loss Provision                                  300,000         100,000      200.0
  Net Interest Income After Provision              6,463,244       6,249,360        3.4
Other Income                                       2,270,412       2,268,384        0.1
Other Expenses                                     7,217,448       6,453,891       11.8
  Income Before Taxes                              1,516,208       2,063,853      -26.5
Income Taxes                                             653         292,417      -99.8
  Net Income                                     $ 1,515,555     $ 1,771,436      -14.4
Net Change in Unrealized Gain (loss)
  on Securities                                      936,876       3,251,229      -71.2
  Comprehensive Income                           $ 2,452,431     $ 5,022,665      -51.2%

Selected Ratios
  Return on Average Assets                              0.70%           0.91%
  Return on Average Equity                              7.64           10.04

  Earnings Per Share                                 $  0.56         $  0.66
  Earnings Per Share - assuming dilution                0.56            0.66
  Cash Dividends Per Share                              0.26            0.25
  Book Value Per Share                                 29.24           26.44

  Market Price                          High        Low         Close
    First Quarter '15                  $28.15      $27.00      $28.15
    Fourth Quarter '14                  28.85       27.15       27.35